CAPITAL AND LIQUIDITY SUPPORT AGREEMENT

By and Between
World Financial Network National Bank, Columbus, Ohio,
Alliance Data Systems Corporation, Dallas, Texas,
and
The Office of the Comptroller of the Currency

This Capital and Liquidity Support Agreement (“Agreement”) is entered into and is effective as of the 14th day of August, 2009, (the “Effective Date”) by and among the Office of the Comptroller of the Currency (“OCC” or “Comptroller”), World Financial Network National Bank (“Bank”), Columbus, Ohio, and Alliance Data Systems Corporation (“ADSC”), Dallas, Texas, the parent company that wholly-owns the Bank.

WHEREAS, on or about August 14, 2009, the Bank and ADSC entered into a revised operating agreement with the OCC (the “Operating Agreement”) that sets forth measures that the Bank and ADSC would take to ensure that the Bank, and each company that from time to time is an operating subsidiary of the Bank, would operate in a safe and sound manner and in accordance with all applicable laws, rules, regulations, including the entry into a capital and liquidity support agreement by and among the Bank, ADSC, and the OCC;

WHEREAS, the Bank and ADSC hereby enter into this Agreement with the OCC setting forth the Bank’s continuing obligation to seek and ADSC’s continuing obligation to provide the Bank necessary capital and liquidity support, in order to ensure that the Bank continues to operate safely and soundly and in accordance with all applicable laws, rules and regulations, and in accordance with the terms of the Operating Agreement;

NOW THEREFORE, it is agreed among the Bank, by its duly authorized representative, ADSC, through its duly authorized representative, and the Comptroller, through his duly authorized representative, that the Bank and ADSC shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) ADSC is an “institution-affiliated party” (“IAP”) of the Bank within the meaning of 12 U.S.C. § 1813(u)(1).

(3) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818, and a “written agreement” within the meaning of 12 U.S.C. § 1831aa. The Bank and ADSC also expressly acknowledge that this Agreement is enforceable by the OCC pursuant to 12 U.S.C. § 1818.

(5) This Agreement shall not be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.3(g)(4), 12 C.F.R. § 24.2(e)(4), and 12 C.F.R. § 5.51(c)(6), unless the OCC informs the Bank otherwise.

(6) This Agreement shall not be construed to be a “written agreement, order, or capital directive” within the meaning of 12 C.F.R. § 6.4.

ARTICLE II
CAPITAL SUPPORT

(1) The Bank’s Minimum Capital Requirement. At all times the Bank and ADSC shall maintain sufficient capital in the Bank such that the Bank’s capital meets or exceeds the levels required by the Operating Agreement or any modifications thereto (the “Minimum Capital Requirement”).

(2) Bank’s Obligation to Notify ADSC of Deficiency and Seek ADSC’s Assistance. The Bank shall promptly notify and request ASDC to make such capital infusions as are needed for the Bank to remain in compliance with the Minimum Capital Requirement. Any Bank request to ADSC for such capital infusions shall be in writing, and the Bank shall provide the OCC with a copy of such written demand within one (1) business day after delivery to ADSC.

(3) Capital Infusions from ADSC. ADSC shall make such capital infusions as may be requested by the Bank or the OCC from time to time to ensure the Bank remains in compliance with its Minimum Capital Requirement. If at any time, the Bank’s capital level falls below the Minimum Capital Requirement (“Capital Deficiency”), ADSC agrees it will, at the request of the Bank or the OCC, contribute sufficient additional capital in a form acceptable to the OCC, so as to bring the Bank into compliance with the Minimum Capital Requirement. Such capital contribution will be: (i) made not later than five (5) business days after receiving notification of the Capital Deficiency and request from the Bank or the OCC; (ii) in the form of cash, or if appropriate, other acceptable assets; and (iii) accounted for pursuant to Generally Accepted Accounting Principles (“GAAP”).

(4) Higher Minimum Capital Requirement. If the OCC subsequently deems it necessary, pursuant to the regulatory authority of 12 C.F.R. Part 3, to require that the Bank achieve and thereafter maintain a higher Minimum Capital Requirement, ADSC agrees it will contribute sufficient additional capital in a form acceptable to the OCC, so that the Bank achieves and thereafter maintains compliance with the higher Minimum Capital Requirement. Such capital contribution will be: (i) made not later than ten (10) business days after receiving notification of the higher Minimum Capital Requirement from the Bank or the OCC; (ii) in the form of cash, or if appropriate, other acceptable assets; and (iii) accounted for pursuant to Generally Accepted Accounting Principles (“GAAP”).

ARTICLE III
LIQUIDITY SUPPORT

(1) The Bank’s Minimum Liquidity Requirement. At all times the Bank and ADSC shall maintain sufficient liquidity in the Bank such that the Bank’s liquidity meets or exceeds the levels required by the Operating Agreement and any modifications thereto (the “Minimum Liquidity Requirement”). The Minimum Liquidity Requirement includes, but is not limited to, the following:

(a)	maintenance of the minimum level of liquidity to meet the Bank’s ongoing liquidity needs under Article IV of the Operating Agreement;

(b)	maintenance of assets in the Liquidity Reserve Deposit Account under Article IX of the Operating Agreement, of the types and in the amounts required under the Operating Agreement; and

(c)	maintenance of marketable assets to cover 100% of the Bank’s deposits that will mature in the ensuing six (6) months as required under Article XVII of the Operating Agreement.

(2) Bank’s Obligation to Notify ADSC of Deficiency and Seek ADSC’s Support. The Bank shall immediately notify and request ADSC to provide financial support whenever such financial support is necessary for the Bank to come into, and remain in, compliance with the Minimum Liquidity Requirement. Any Bank request to ADSC for such financial support shall be in writing, and the Bank shall provide the OCC with a copy of such written demand within one (1) business day after delivery to ADSC.

(3) ADSC’s Obligation to Provide Financial Support. ADSC shall provide such financial support as may be requested by the Bank or the OCC from time to time to ensure the Bank comes into, and remains in, compliance with its Minimum Liquidity Requirement. If at any time the Bank is not in compliance with the Minimum Liquidity Requirement (“Liquidity Deficiency”), ADSC agrees that within three (3) business days of receiving notification from the Bank or the OCC regarding such Liquidity Deficiency, or sooner if circumstances warrant, ADSC will provide the Bank with adequate financial support, in such amount, form and duration as may be necessary for the Bank to meet its on-going Minimum Liquidity Requirement.

(4) Provision of Line of Credit. ASDC shall provide to the Bank a line of credit in an amount not less than One Hundred Million Dollars ($100,000,000), as required by Article VII of the Operating Agreement.

ARTICLE IV
COLLATERAL REQUIREMENTS

(1) As a means to guarantee that ADSC will comply with its obligations to provide capital and liquidity support to the Bank as required under this Agreement, ADSC shall provide such collateral or other security hereafter (i) that the OCC deems appropriate upon the request of the OCC or (ii) that the Bank deems appropriate upon the request of the Bank. The collateral or other security shall be in a form acceptable to the OCC, and the documents necessary to effect the pledge of collateral or implementation of other security shall be on terms and conditions acceptable to the OCC.

ARTICLE V
GENERAL PROVISIONS

(1) Term and Termination of Agreement. The term of this Agreement shall commence on the Effective Date and will continue unless terminated in writing by consent of all parties; provided that this Agreement shall terminate if ADSC or any affiliate of ADSC no longer owns or controls the Bank for purposes of 12 C.F.R. § 5.50 and ADSC ceases to be an IAP of the Bank pursuant to 12 U.S.C. § 1813(u).

(2) Modification or Amendment of Agreement. This Agreement may be modified or amended only by the mutual written consent of all parties.

(3) Extensions of Time. Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement, unless otherwise provided. Such time requirements may be extended in writing by the Comptroller or his duly authorized representative for good cause upon written application by the Bank.

(4) Assignability of Agreement. This Agreement shall not be assigned or transferred, in whole or in part, without the prior written consent of the OCC.

(5) Successors in Interest. This Agreement shall remain in full force and effect against any successors in interest to ADSC.

(6) Conservatorship or Receivership of Bank. In the event of the appointment of a conservator or receiver for the Bank, the obligations of ADSC hereunder with respect to the Agreement shall survive said appointment.

(7) No Waiver. No failure to exercise, and no delay in the exercise of, any right or remedy on the part of any of the parties hereto shall operate as a waiver or termination thereof, nor shall any exercise or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or any other right or remedy.

(8) Direction Issued in Writing. The obligation of ADSC to provide financial support to maintain the capital and liquidity of the Bank shall be deemed to be pursuant to a “direction issued in writing by a Federal banking agency to increase [the Bank’s] capital” under Section 18(u)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(u)(1)).

(9) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter at issue, and supersedes all prior written or oral communications, representations, understanding and agreements relating to the subject matter of this Agreement.

(10) Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, unenforceable, or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect will be given to the intent manifested by the portion held invalid or inoperative. The parties shall endeavor in good faith to replace the invalid, illegal, unenforceable or inoperative provision(s) with valid provision(s) the economic effect of which comes as close as possible to that of the invalid, illegal, unenforceable or inoperative provisions.

(11) Agreement Not a Contract. This Agreement is a supervisory “written agreement entered into with the agency” pursuant to 12 U.S.C. § l818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank or ADSC under his supervisory powers, including 12 U.S.C. § 1818(b), and not as a matter of contract law. The Bank and ADSC expressly acknowledge that the Bank, ADSC and the Comptroller do not have any intention to enter into a contract. The Bank and ADSC also expressly acknowledge that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States of America, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(12) Other Action. It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank or ADSC, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(13) Notices. All notices or other communication required hereunder shall be in writing and shall be made by electronic mail or facsimile transmission, with a copy sent by overnight mail, to the following persons, addressed as follows:

If to the Bank:

Board of Directors
World Financial Network National Bank
3100 Easton Square Place
Columbus, Ohio 43219
Attn: Hugh M. Hayden, General Counsel
(614) 944-3019 (fax)
Hugh.Hayden@alliancedata.com

If to ADSC:
Alliance Data Systems Corporation
17655 Watcrview Parkway
Dallas, Texas 75252
Attn: Alan M. Utay, Executive Vice President, General Counsel and Secretary
(972) 348-5150 (fax)
Alan.Utay@alliancedata.com

If to the OCC:

Supervisory Team Leader
Credit Card Bank Supervision
Office of the Comptroller of the Currency
7101 College Boulevard, Suite 1600
Overland Park, Kansas 66210

With an electronic or facsimile copy to:

EIC — World Financial Network National Bank
Office of the Comptroller of the Currency
7101 College Boulevard, Suite 1600
Overland Park, Kansas 66210

Such notice or communication shall be deemed to have been given or made as of the date that the notice or communication was delivered to the overnight mail carrier.

(14) Board Resolutions. The Bank’ Board of Directors has approved a resolution authorizing its entry into this Agreement (the “Bank’s Resolution”) and the Board of Directors of ADSC has approved a resolution authorizing ADSC’s entry into this Agreement (“ADSC’s Resolution”). Certified copies of the Bank’s Resolution and the ADSC’s Resolution are attached hereto as Exhibit A and incorporated herein by reference.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ William D. Haas		8/14/2009

William D. Haas	Date

Deputy Comptroller
Midsize Bank Supervision

IN TESTIMONY WHEREOF, the undersigned, as a duly appointed and authorized officer of the Bank has hereunto set his/her hand on behalf of the Bank.

/s/ Daniel T. Groomes		8/6/2009

Daniel T. Groomes	Date

President

IN TESTIMONY WHEREOF, the undersigned, as a duly appointed and authorized officer of ADSC, has hereunto set his/her hand on behalf of ADSC.

/s/ Alan M. Utay		8/10/2009

Alan M. Utay	Date

Executive Vice President,
Corporate Administrative Officer,
General Counsel and Secretary